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                         December 15, 2020

       Philip Rice
       Chief Financial Officer
       Zivo Bioscience, Inc.
       2804 Orchard Lake Rd.
       Suite 202
       Keego Harbor, MI 48320

                                                        Re: Zivo Bioscience,
Inc.
                                                            Registration
Statement on Form S-1
                                                            December 9, 2020
                                                            File No. 333-251221

       Dear Mr. Rice:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Asia
Timmons-Pierce at 202-551-3754 with any questions.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Manufacturing